Exhibit 10.7

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT with Randy L. Limbacher (“Amendment”) is entered into effective as of November 14, 2014 (the “Effective Date”) by and between Samson Resources Corporation, a Delaware corporation (“SRC”), and Samson Investment Company, a Nevada corporation (together with SRC, collectively, the “Employer”), and Randy L. Limbacher (the “Executive”).

WHEREAS, the Employer and Executive have previously entered into that certain Employment Agreement effective as of April 18, 2013, as amended effective as of April 1, 2014 (the “Employment Agreement”);

WHEREAS, on August 29, 2014, the Compensation Committee of the Board (the “Committee”) approved Officer Retention Agreements to be executed with officers of the Employer, including Executive, conditioned upon Executive’s agreement to waive any right to receive any payments or benefits under a special or employment agreement in connection with a voluntary termination of employment with the Employer by Executive on or prior to September 1, 2015, except in the case of a Change of Control;

WHEREAS, Executive desires to be eligible for certain payments and benefits pursuant to the terms and conditions of an Officer Retention Agreement;

WHEREAS, the Employer and Executive desire to amend the Employment Agreement such that Executive shall not be entitled to the compensation provided in Paragraph 7(e) of the Employment Agreement in connection with a voluntary termination by Executive of his employment with the Employer for “Good Reason” from the Effective Date through and including September 1, 2015, except in the case of a “Change in Control”; and

WHEREAS, on August 29, 2014, the Committee further approved the amendment of the Employment Agreement such that the definition of Change of Control shall include any applicable amendments to the Stock Incentive Plan, and the Employer and Executive wish to amend such definition.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that Paragraphs 1(g), 7(e)(i) and 7(e)(ii) of the Employment Agreement are hereby amended, effective as of the Effective Date, as follows:

1. Paragraph 1(g) shall be amended in its entirety to read as follows:

“Change of Control” is as defined in the Samson Resources Corporation 2011 Stock Incentive Plan, inclusive of any amendments thereto.

2. Paragraphs 7(e)(i) and (ii) shall be amended in their entirety to read as follows:

(e) Termination Without Cause or With Good Reason or Upon Non-Renewal/Expiration of Employment Term.

(i) If Executive’s employment (A) is terminated by Employer for any reason other than death, Disability or Cause, (B) is terminated by Executive for Good Reason (x) after September 1, 2015 but prior to the end of the Employment Term, or (y) in connection with a Change of Control at any time during the Employment Term, or (C) ends upon the expiration of the Employment Term due to its non-renewal by Employer in accordance with Paragraph 3, in any such case, Employer shall pay, or shall cause to be paid, to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date. If Executive is entitled to any vested benefits under any employee benefit plans (excluding severance plans) of Employer or its Affiliates, such benefits shall be paid or provided in accordance with the terms of the applicable plan(s).

(ii) In addition, if Executive’s employment is terminated by Employer for any reason other than death, Disability, or Cause; or is terminated by Executive for Good Reason after September 1, 2015 but prior to the end of the Employment Term, or for Good Reason in connection with a Change of Control at any time during the Employment Term; or if Employer gives timely notice pursuant to Paragraph 3 to Executive and Executive’s employment therefore ends upon the expiration of the Employment Term, Employer shall pay or provide to Executive (or shall cause to be paid or provided to Executive), at the time and in the manner provided in Paragraph 7(e)(iii), the following if, within 60 days after the Employment Termination Date, Executive has signed a general release agreement substantially in the form attached hereto as Exhibit F (the “Release”) and Executive does not revoke such Release:

(A) Executive’s Base Salary as in effect on the Employment Termination Date, multiplied by two, payable in substantially equal monthly installments over the twenty-four (24) month period beginning on the Employment Termination Date (the “Severance Period”), provided that if such termination occurs upon or within two years following a Change of Control, such amount shall be paid as a lump sum on the 60th day following the Employment Termination Date (or, to the extent required to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(B)(i), the 181st day following Executive’s Separation from Service), notwithstanding anything contained in Paragraph 7(e)(iii); and

(B)(x) two times (y) the greater of (I) the Annual Bonus, if any, earned in respect of the Fiscal Year preceding the Fiscal Year in which the Employment Termination Date occurs, and (II) the Target Bonus, payable in substantially equal monthly installments over the Severance Period, provided, that if such termination occurs upon or within two years following a Change of Control, such amount shall be paid as a lump sum on the 60th day following the Employment Termination Date (or, to the extent required to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(B)(i), on the 181st day following Executive’s Separation from Service), notwithstanding anything contained in Paragraph 7(e)(iii); and

(C) pay to Executive a pro-rated portion of the Target Bonus, determined by multiplying the Target Bonus by a fraction, the numerator of which equals the number of days in the relevant Fiscal Year elapsed through the Employment Termination Date and the denominator of which equals 365.

Notwithstanding the foregoing, Employer’s obligation under this Paragraph 7(e)(ii) is limited as follows: (X) if Executive engages in any conduct that materially violates Paragraph 8 or Paragraph 9, Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii), if any such obligation remains, shall end as of the date Employer so notifies Executive in writing (which date shall be no earlier than the date on which notice is provided), provided, however, that (i) Employer shall notify Executive in writing of any alleged breach of Paragraph 8 or Paragraph 9, (ii) Executive shall have a period of not less than 10 business days to cure any such breach, (iii) if Executive cures such breach to the reasonable, good-faith satisfaction of a majority of the members of the Board to the extent such breach is capable of cure, the limitations contained in this clause (X) shall not apply, and (iv) if Executive’s Employment Termination Date follows a Change of Control, this clause (X) shall not apply; and (Y) if Executive engages in any Restricted Activities during the Severance Period, Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii) shall end upon the later of (I) twelve (12) months after the Employment Termination Date and (II) the date on which Executive first engages in such Restricted Activities, provided, however, that (i) Employer shall notify Executive in writing of any alleged engagement in Restricted Activities, (ii) Executive shall have a period of not less than 10 business days to cure any such actions, (iii) if Executive cures such actions to the reasonable, good-faith satisfaction of a majority of the members of the Board to the extent such breach is capable of cure, the limitations contained in this clause (Y) shall not apply and (iv) if Executive’s Employment Termination Date follows a Change of Control, this clause (X) shall not apply.

All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Employment Agreement unless specifically denoted otherwise. Except as specifically amended, as set forth herein, the terms and provisions of the Employment Agreement remain unchanged.

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IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on its behalf by its duly authorized officer effective as of the date first set forth above.

EMPLOYER: SAMSON RESOURCES CORPORATION SAMSON INVESTMENT COMPANY

By:	/s/ Philip W. Cook
Name: Philip W. Cook Title: Chief Financial Officer

EXECUTIVE: Randy L. Limbacher

By:	/s/ Randy L. Limbacher